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Exhibit 7.1: Statement Re: Computation of Ratio of Earnings to Fixed Charges

	Period ended August 23, 2000 Predecessor	Period ended December 31, 2000	Year ended December 31, 2001	Year ended December 31, 2002 Successor	Year ended December 31, 2003	Year ended December 31, 2004
	(amounts in SEK millions except ratio)
Swedish GAAP:
Earnings:
Pre-tax income	470	(327)	341	426	775	1,027
Plus:
Fixed charges:
Interest expense	162	298	833	647	406	285
Interest portion of rental expense	53	26	86	78	69	77

Earnings including fixed charges	685	(3)	1,260	1,151	1,250	1,389

Fixed charges:
Interest expense	162	298	833	647	406	285
Interest portion of rental expense	53	26	86	78	69	77

Total fixed charges	215	324	919	725	475	362

Ratio of earnings to fixed charges	3.2	(0.0)	1.4	1.6	2.6	3.8

US GAAP:
Earnings:
Pre-tax income	639	(292)	262	881	1,218	1,250
Plus:
Fixed charges:
Interest expense	162	298	833	647	406	285
Interest portion of rental expense	53	26	86	78	69	77

Earnings including fixed charges	854	32	1,181	1,606	1,693	1,611

Fixed charges:
Interest expense	162	298	833	647	406	285
Interest portion of rental expense	53	26	86	78	69	77

Total fixed charges	215	324	919	725	475	362

Ratio of earnings to fixed charges	4.0	0.1	1.3	2.2	3.6	4.5

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  Exhibit 7.1: Statement Re: Computation of Ratio of Earnings to Fixed Charges